Exhibit 21.1

BAKER HUGHES INCORPORATED

SIGNIFICANT SUBSIDIARIES

December 31, 2015

Subsidiary	Jurisdiction	Percentage Ownership
Western Atlas, Inc.	Delaware	100%
Baker Hughes Oilfield Operations, Inc.	California	(1)
Baker Hughes International Holding Company	Delaware	100%
BJ General Holdings SECS LLC	Delaware	100%
Baker Hughes International Branches, Inc.	Delaware	(2)
Baker Hughes EHHC, Inc.	Delaware	(3)
Baker Hughes International Partners Holdings SCS	Luxembourg	(4)
Baker Hughes International Financing S. à r.l.	Luxembourg	100%
Baker Hughes International Partners S. à r.l.	Luxembourg	100%
Baker Hughes International Holdings S. à r.l.	Luxembourg	(5)
Baker Hughes Holdings 3 S. à r.l.	Luxembourg	100%
Baker Hughes Holdings 4 S. à r.l.	Luxembourg	100%
Baker Hughes Holdings II B.V.	The Netherlands	100%
BJS Holdings 2 S. à r.l.	Luxembourg	100%
Baker Hughes Holdings 5 S. à r.l.	Luxembourg	100%
Baker Hughes International Coöperatief U.A.	The Netherlands	100%
Baker Hughes Holdings I B.V.	The Netherlands	100%
Baker Hughes Luxembourg Holdings S.C.A.	Luxembourg	(6)
Baker Hughes Nederland Holdings B.V.	The Netherlands	100%
BJ Services International S. à r.l.	Luxembourg	100%
Baker Hughes EHO Ltd.	Bermuda	100%
Baker Hughes Limited	England	100%

(1)	Baker Hughes Oilfield Operations, Inc.
	Western Atlas Inc.	94.08%
	Other subsidiaries	5.92%
(2)	Baker Hughes International Branches, Inc.
	Baker Hughes Oilfield Operations, Inc.	96.83%
	Other subsidiaries	3.17%
(3)	Baker Hughes EHHC, Inc.
	Baker Hughes International Branches, Inc.	99.63%
	Other Subsidiaries	0.37%
(4)	Baker Hughes International Partners Holdings SCS
	Baker Hughes EHHC, Inc.	84.13%
	Other Subsidiaries	15.87%
(5)	Baker Hughes International Holdings S. à r.l.
	Baker Hughes International Partners S. à r.l.	99.95%
	Other Subsidiaries	0.05%
(6)	Baker Hughes Luxembourg Holdings S.C.A.
	Baker Hughes Holdings I B.V.	37.70%
	Other Subsidiaries	62.30%